Exhibit 99.2

Three more Wind-Powered Microgrid™ projects ordered for Hawaii

Alternus Clean Energy and Partner Hover Energy Accelerating Pace of Installations with Contracts Completed for Additional Units Valued Between $3m- $4m

Fort Mill, SC, August 28, 2024 – Alternus Clean Energy Inc. (“Alternus”, Nasdaq ALCE) is pleased that just ten days after its partner Hover Energy LLC (“Hover”) and Hawaii Construction & Development Consulting (“HCDC”) announced their first joint renewable microgrid project in Hawaii as part of HCDC’s renovation of Union Plaza in downtown Honolulu, the parties have agreed to terms for three additional projects. Installation is expected to begin in Q4 2024, contingent on permitting, with revenues following immediately thereafter.

Totaling 1MW in installed capacity, the four projects are expected to generate approximately 1.3GWh of clean energy annually, offsetting nearly 100% of annual power consumption. The total contract value of the projects is between $3-$4 million, depending on final configurations, with more than a dozen additional projects in the pipeline.

As previously announced, Alternus and Hover confirmed plans to strengthen their collaboration via the completion of binding terms that will see the formation of a new joint venture company, of which Alternus will own 51% and Hover 49%. The joint venture is designed to strategically leverage the strengths of Hover Energy’s patented Microgrid portfolio—comprising wind generators and energy control systems—alongside Alternus’ expertise in solar energy, project finance, development, and acquisition. The Hawaii contracts, along with approximately 60 MW in Hover’s current pipeline, are expected to be transferred to the joint venture when it is established later this year.

Chris Griffin, CEO of Hover: “We are thrilled with the progress with HCDC as we continue to deliver on the promise of providing clean energy to our customers ’8760’ (every hour of the year). Hawaii has the highest electricity rates in the United States, but it also has some of the best sun and wind in the world. Coupled with some of the nation’s highest tax credits and incentives, Hawaii represents an enormous opportunity. To meet this demand, Hover and Alternus are planning the creation of an SPV with their local partners that would facilitate ongoing sales and deployment of our unique Microgrid solutions in Hawaii.”

Vincent Browne, CEO of Alternus said, “We are very excited about the recent orders in Hawaii, and look forward to growing our joint business there going forward. This is further validation of the partnership with Hover and our growing list of regional partnerships driving renewable energy forward. With Alternus’ experience in solar and project finance, development and acquisition, along with Hover’s wind and control system technologies, we can truly unlock the potential of clean energy microgrids and capture our fair share of the explosive growth expected over the next five years. Our move into Microgrids complements our existing utility scale business segment which is focused on larger solar and storage parks that connect directly to utility grids. The combination of the two market segments allows us to have shorter paths to revenues and cashflows that support the longer timelines required for utility scale projects. We look forward to announcing more Microgrid and utility projects in the near term as we continue our goal of having over 1GW of operating projects within the next few years”

About Alternus Clean Energy:

Alternus is a transatlantic clean energy independent power producer. Headquartered in the United States, we currently develop, install, own, and operate utility scale solar parks in North America and Europe. Our highly motivated and dynamic team at Alternus have achieved rapid growth in recent years. Building on this, our goal is to reach 3GW of operating projects within five years through continued organic development activities and targeted strategic opportunities. Our vision is to become a leading provider of 24/7 clean energy delivering a sustainable future of renewable power with people and planet in harmony.

About Hover Energy:

Hover Energy, LLC is a pioneering provider of sustainable energy solutions committed to driving innovation in the renewable energy sector. With a focus on designing, developing, and deploying its patented Wind-Powered MicrogridTM, Hover Energy is dedicated to building a more efficient, cleaner, and more sustainable future for generations to come. For more information about Hover Energy and its sustainable energy solutions, please visit https://HoverEnergy.com.

About Hawaii Construction & Development Consulting:

HCDC was founded to provide a smarter solution to development in Hawaii, with a focus on truly sustainable development with our partner organization, NetZero Hawaii. We believe that smart, sustainable housing is everyone’s right. HCDC is committed to expanding the availability of housing in Hawaii, focusing on LEED Platinum Certification and NetZero principles. For more information about HCDC and its sustainable solutions, please visit https://www.hawaiicdc.com.

Forward-Looking Statements

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact: Cal Collier. cec@alternusenergy.com